UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 12, 2007
ASIA PREMIUM TELEVISION GROUP, INC
(Exact name of registrant as specified in its charter)
Nevada	033-33263	62-1407521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Room 602, 2 North Tuanjiehu Street, Chaoyang District, Beijing, 100026, P.R.C.
(Address of principal executive Offices) (Zip Code)
Registrant’s telephone number, including area code	86-10-6582-7900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

1.

On September 10, 2007, the Company entered into an agreement with Hershop to cancel per value US$4,000,000 of restricted convertible bonds issued by the Company and held by Hershop.  Under this agreement, the Company agreed to issue 800,000 shares to Hershop as compensation for the cancelled convertible bonds.  Of the 800,000 shares issued to Hershop, Hershop instructed the Company to issue 160,000 shares directly to Professional Traders Fund, LLC, 160,000 shares directly to Professional Offshore Opportunity Fund, Ltd and 80,000 shares directly to First Mirage Inc. Professional Traders Fund, LLC, Professional Offshore Opportunity Fund Ltd., and First Mirage Inc. are not affiliated with Hershop or the Company.

Hershop has asked the Company to cancel 203,234 of the shares Hershop received from Tidetime, as the stock certificates for these shares have been lost.  Hershop has not asked the Company to provide replacement shares, and has agreed not to make demands for replacement shares in the future.

In total, the number of the net new issued shares from the Company to Hershop is 596,766 (800,000 new issued -203,234 canceled ones).

2.

Pursuant to a stock purchase agreement signed by the Company and certain investors (the “Investors”) on June 7, 2007, the Company is required to issue shares to the Investors if the Company issues more than 500,000 new shares when converting the per value US$4,000,000 of restricted convertible bonds for its holder.  As per the terms of this provision, the Company will issue 25,681 new shares to the Investors to maintain the Investors’ percentage of ownership in the Company.  The Investors will not be required to provide any consideration for these shares.

3.

On September 9, 2007, Hershop Limited (“Hershop”) paid Tidetime Sun (Group) Limited (“Tidetime”) US$372,000 in exchange for Tidetime’s interest in 243,234 shares in the Company and per value US$4,000,000 of restricted restricted convertible bonds issued by the Company.

4.

Upon the foregoing transactions, Hershop owns a total of 721,251 shares in the Company, representing [18.82%]% of the outstanding shares of the Company.

5.

The Company plans to expand its business to include mobile phone-based marketing.  The Company plans to acquire related technologies to support this new business.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused the Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

ASIA PREMIUM TELEVISION GROUP, INC.

Date:

September 12, 2007

By:  /s/ Yan Gong

Name: Yan Gong

Title: Chief Executive Officer

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